Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Annual Report (Form 10-K) of Erie Indemnity Company of our report dated February 16, 2006 (except Note 11, as to which the date is February 21, 2006), included in the 2005 Annual Report to Shareholders of Erie Indemnity Company.
Our audit also included the 2005 and 2004 financial statement schedules of Erie Indemnity Company listed in Item 15(a). These schedules are the responsibility of the Erie Indemnity Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion the consolidated financial statement schedules when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
/s/ Ernst & Young, LLP
February 21, 2006
Cleveland, Ohio

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